Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-218090 on Form S-3 and No. 333-210832 on Form S-8 of our reports dated February 27, 2019, relating to the combined and consolidated financial statements and financial statement schedule of MGM Growth Properties LLC and subsidiaries, and the effectiveness of MGM Growth Properties LLC and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of MGM Growth Properties LLC for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP
Las Vegas, Nevada
February 27, 2019